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                  FOUR SIMPLE REASONS TO VOTE THE WHITE PROXY:

           1. Cortech's  science portfolio has real potential and value.
           2. That value belongs to you, the Cortech  shareholders.
           3. We have a viable and prudent plan to deliver that value.
           4. We are convinced that Koether can't and won't deliver that value.


Dear Fellow Stockholder:                                          August 21,1998

The Annual Meeting of Cortech, Inc. is scheduled for September 4, 1998, only a short time away. At this meeting, you will decide the future direction of your Company. You should know that Institutional Shareholder Services, the country's leading provider of proxy analysis and voting advice to major financial institutions, has just recommended that its clients execute their votes for management's nominees on the WHITE proxy card and discard the dissident's GREEN proxy card. You may have recently seen a letter from Paul Koether again dismissing the value of Cortech's science assets. Let's set the record straight:

I.  Cortech's science portfolio has real potential  and value:
Over $100 million has been invested in the research and development of the Company's science, patents, compounds and technology. Cortech has two compounds already in clinical development (CE-1037 and Bradycor(TM)), another one which could be rapidly advanced into the clinic (CP-0597), and an additional number of other compounds in earlier stages of development. We also have a separate, unique proprietary technology which we believe could be of use to numerous pharmaceutical companies in their quest to synthesize protease inhibitors to treat a host of different disorders. Our compounds have shown preclinical and clinical promise in such devastating injuries as stroke and traumatic brain injury, respectively. We believe that these compounds and the science behind them, if properly handled, offer substantial potential value to Cortech's investors.

And Koether doesn't see it:
He gave our science an "F", noting that it has "failed test, after test, after test." He has said it was obvious long ago that the technology was a losing cause. He has indicated that if he were in charge, employees not engaged in "caretaking" would be scrutinized for cuts.

II. The value in Cortech's technology belongs to you, the shareholders:
You invested your funds in a high-risk, potentially high-return biotechnology start-up company with no commercial products, but with promising ideas, potential compounds, promising technologies and first rate scientists. Along the way, three major pharmaceutical companies put up their money in support of our ideas and plans. We invested our money with you. Through our investment in Cortech, Mr. Finkelstein, one of my fellow directors, and I have each incurred paper losses in excess of $1 million. Am I happy? Of course not. Am I unhappy that we haven't produced a commercial product yet? Of course I am. But I knew the nature of my investment and was prepared for the possible outcomes. Do I think that Cortech is worth more than its cash on hand? You bet I do. The money spent on research and development thus far has created value that has yet to be realized - value that we believe can be unlocked and delivered without unduly diminishing the Company's current cash resources.

And Koether doesn't see it:
Koether and his slate of nominees do not have any relevant scientific, biotechnology or pharmaceutical industry experience, nor, as best we can tell, have they made any attempt to gain an understanding of our pre-clinical or clinical accomplishments in advancing our technology portfolio. If Koether had bothered to take even a cursory look before now he would have saved himself the embarrassment of making the false statement that "every test in the past has failed." Only last week, Koether belatedly tried to establish what he believes to be his slate's "scientific expertise" by drawing on Pure World's experience. Vitamins, dietary supplements and herbal remedies are fine - but unregulated supplements are NOT the same as protease inhibitors or novel anti-inflammatories for brain injury that require extensive testing and FDA approval. With a pre-judged belief that our science has "failed", no understanding of our science, patents, compounds and technology, a complete lack of perspective regarding its potential and without the requisite experience, how, we ask, could Koether and his Board possibly do anything "creative" to deliver value from Cortech's technology?

III. We have a viable and prudent plan to deliver value:
Practically all of our restructuring and downsizing costs are behind us. We have painfully, but prudently, reduced the Company from 200 full time employees to less than 10. We have retained a core of people with the expertise to manage, maintain, pursue and finalize arrangements with potential partners for our technology portfolio. With approximately $12 million in the bank, we plan to aggressively pursue currently available opportunities and, as detailed in our last letter of August 17, are encouraged by recent progress in this regard. We will be opportunistic with regard to various potential business combinations and partnerships that could enhance Cortech's long term potential. Including interest income, it is our goal to hold cash depletion to an average of approximately $1 to $1.5 million per year over the next two years ($.05 to $.08 per share per year). If we conclude, however, at any time during this period, that Cortech's compounds and technology do not appear to have sufficient promise, we intend to pursue either a strategic transaction or other means by which to put the Company's remaining funds (which should approximate $9 to $10 million or about $.52 per share) back in the hands of the shareholders.

IV. Koether can't and won't deliver comparable value:
In his latest letter (August 17), he finally lets us in on his plan to "Aggressively look for merger partners and seek creative ways to capitalize on Cortech's technology without further diminishing its cash resources." Let's carefully analyze his plan.
1.  Koether  will  "Aggressively  look for merger
partners"; Koether says that his principal standards for seeking a merger candidate would be "balance sheet quality, positive earnings and good growth potential." Glaring in its omission is a merger candidate that might eventually capitalize on Cortech's large patent and technology portfolio. He doesn't include this, we believe, because he and his associates have no understanding of the potential value of that technology. His statement reinforces our belief that he is only interested in our cash, shell and tax loss carry-forwards.
2. Koether will do this "Without further diminishing its [Cortech's] cash resources"; In our view, Koether could only accomplish this by shutting down operations, thereby losing much of the ability to realize value from the technology.
3.  Koether will find  "Creative  ways to  capitalize  on Cortech's technology"; Without an understanding of that technology portfolio, its applications or the business environment in which we operate, and without spending the necessary funds to market and maintain it, I believe he will need "divine intervention" as well as "creativity" in order to be successful in this regard.

                KOETHER'S PLAN IS NOT CREDIBLE, IT'S INCREDIBLE.

A Note On Koether's Tactics:
Koether has accused me of substituting "personal attacks for honest dialogue". Again, let us set the record straight:

On the subject of honest dialogue, on two separate occasions in late May, I called Koether and invited him to meet me and another Cortech Board member. This was in an attempt to avoid a costly and unnecessary proxy fight and to offer Koether representation on the Board, even though such attempts were delaying preparations for our Annual Meeting. He refused to meet with me unless I first ceded control of the Company to him. Furthermore, in a hostile reply to one of my letters, he threatened, if he won the proxy fight, to personally sue the Cortech Board. Why, we ask, would someone who purports to represent shareholder democracy demand immediate control and resort to threatening personal lawsuits in order to gain that control? Clearly, democracy is good enough for other shareholders, but only control will satisfy Koether.

                       IT ALL COMES DOWN TO ONE QUESTION:
                      WHO DO YOU WANT TO LEAD YOUR COMPANY?

A group of experienced scientists and businessmen with the expertise and history necessary to create and take advantage of opportunities for our stockholders?

                                       Or

A slate of nominees led by Koether and his business associates, one of whom is the "CFO" of a diverse business (which includes a turkey farm, a John Deere(TM) dealership, a grain operation, and a mobile home park) and, none of whom, we believe, has the necessary background in science, biotechnology or the pharmaceutical industry?


      WHO IS BEST ABLE TO DELIVER YOU VALUE FROM THE SCIENTIFIC PORTFOLIO?

                             WHO HAS THE CAPABILITY?

                                WHO DO YOU TRUST?


As Koether has quoted, "those who cannot remember the past are condemned to repeat it." By now you should know of Koether's documented past as a greenmailer and hostile raider. Remember that past, and don't be fooled. As Yogi Berra said "it's deja vu all over again."

                          SUPPORT THE MANAGEMENT SLATE.

Even if you have previously returned a green, Koether proxy card, you have every right to change your vote. I urge you to sign, date and return the enclosed WHITE proxy card today.

Thank you for your continuing support.

                                         Sincerely,




                                         Bert Fingerhut
                                         Chairman of the Board and
                                         Acting Chief Executive Officer

________________________________________________________________________________
                                 IMPORTANT NOTE:
________________________________________________________________________________
If you have previously returned the green Koether proxy (even voting against his nominees), you must return the white proxy to support management in this contest.

Please sign, date and return your WHITE PROXY CARD today in the enclosed, postage paid envelope.

If you have any questions or need assistance in voting your shares, please contact the Company's proxy solicitor, D.F. King & Co., Inc. at 1-800-848-3051.